Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES SECOND QUARTER

2025 FINANCIAL RESULTS

Second Quarter Net Sales Increased 2.4% to $16.7 Million, Compared to $16.3 Million for the Second Quarter of 2024

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the second quarter of 2025 were $16.7 million, up 2.4% compared to $16.3 million for the second quarter of 2024
o	Building Supply segment sales increased by $1.1 million, or 11.5%, to $11.1 million, compared to $9.9 million for the three months ended June 30, 2024
o	Disposable Protective Apparel sales decreased by $760,000, or 12.0%, to $5.6 million, compared to $6.3 million for the same period of 2024
●	Net income for the second quarter of 2025 was $1.2 million, or $0.12 per diluted share, compared to $1.6 million, or $0.15 per diluted share, for the second quarter of 2024
●	Cash of $14.5 million and working capital of $47.5 million with no debt as of June 30, 2025

Nogales, Arizona –August 7, 2025 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six months ended June 30, 2025.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Despite continued weakness in the housing market in the second quarter of 2025, with single-family housing starts down 9.0% compared to the same quarter in 2024, we significantly outperformed the market as sales of our core building products (housewrap and synthetic roof underlayment), were a quarterly record, up 13.2% from the second quarter of 2024. Overall, the second quarter of 2025 was the second highest quarter on record for Building Supply segment sales.

Management expects further growth in the Building Supply segment in the second half of 2025 and is encouraged by the strong sales in the second quarter of 2025. However, there continues to be uncertainty in housing starts, volatility and uncertainty in the economy as well as a stronger than normal hurricane season in the latter part of 2024 which could affect this segment.”

Mr. Hoffman continued, “Sales of disposable protective garments for the three months ended June 30, 2025 were down 11.3%, however, this is a challenging comparison as sales during the three months ended June 30, 2024 were the highest since the COVID-19 sales bump. Tariffs have added uncertainty and some volatility to the marketplace. We are seeing end-customers reducing and conserving their inventories in an effort to reduce overall spend.

Sales of face masks in the second quarter of 2025 continued to fall below management’s expectations while we have seen a positive trend with sales of face shields. Face mask sales continue to be negatively affected by excessive purchases by one of our channel partners in the latter part of 2024. Demand from this channel partner started to improve at the end of the second quarter, which will potentially continue through the rest of 2025.

Our distribution partnerships across multiple distribution channels are strong with mutual desire to achieve organic growth. Our efforts to discover and partner with new channels in this segment have been productive, and we are pleased to bring on a few select, strategic regional players this past quarter.”

2025 Second Quarter Financial Results:

Consolidated sales for the three months ended June 30, 2025, increased to $16.7 million, from $16.3 million, for the three months ended June 30, 2024, representing an increase of $383,000, or 2.4%.

Building Supply segment sales for the three months ended June 30, 2025, increased by $1.1 million, or 11.5%, to $11.1 million, compared to $9.9 million, for the three months ended June 30, 2024. This segment increase during the three months ended June 30, 2025, was primarily due to a 10.6% increase in sales of synthetic roof underlayment, a 17.0% increase in sales of housewrap and a 0.1% increase in sales of other woven material compared to the same period of 2024.

Disposable Protective Apparel segment sales for the three months ended June 30, 2025, decreased by $760,000, or 12.0%, to $5.6 million, compared to $6.3 million for the three months ended June 30, 2024. This segment decrease was due to an 11.3% decrease in sales of disposable protective garments and a 28.3% decrease in sales of face masks, partially offset by a 4.9% increase in sales of face shields.

Gross Profit

Gross profit decreased by $710,000, or 10.4%, to $6.1 million for the three months ended June 30, 2025, from $6.8 million for the three months ended June 30, 2024. The gross profit margin was 36.8% for the three months ended June 30, 2025, compared to 42.0% for the three months ended June 30, 2024.

The gross profit margin in the three months ended June 30, 2025, was negatively affected by a margin decrease primarily in the Disposable Protective Apparel segment. Gross profit margin in the Disposable Protective Apparel segment in 2025 was lower compared to the 2024 margin, which was higher than historical margins. In addition, gross profit margin has been negatively affected in 2025, primarily by higher sales rebates, ocean freight rates and to a lesser degree US tariffs. Management will be increasing selling prices starting in July 2025 to partially mitigate the impact of the new 2025 US tariffs, but it is expected that tariffs will have a negative effect on gross profit.

Net Income

Net income for the three months ended June 30, 2025, was $1.2 million, compared to net income of $1.6 million for the same period of 2024, representing a decrease of $400,000, or 24.3%. The net income decrease between the three months ended June 30, 2025 and the same period of 2024 was due to a decrease in income before provision for income taxes of $508,000, partially offset by a decrease in provision for income taxes of $108,000. Net income as a percentage of net sales was 7.5% for the three months ended June 30, 2025, compared to 10.1% for the same period of 2024. Basic and diluted earnings per common share for each of the three months ended June 30, 2025 and 2024, was $0.12 and $0.15, respectively.

Balance Sheet

As of June 30, 2025, the Company had cash and cash equivalents of $14.5 million compared to $18.6 million as of December 31, 2024. Working capital totaled $47.5 million and the Company’s current ratio was 17:1, compared to a current ratio of 16:1 as of December 31, 2024.

Colleen McDonald, Chief Financial Officer, commented, “As of June 30, 2025, we had $2.7 million available for additional stock purchases under our stock repurchase program. During the three months ended June 30, 2025, we repurchased 181,100 shares of common stock at a cost of $0.8 million. As of June 30, 2025, the company has repurchased a total of 21.6 million shares of common stock at a cost of approximately $56.8 million through our repurchase program. We retire all stock upon repurchase and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona, Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified 4 generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the effects of tariff policies and potential countermeasures; potential liabilities from environmental laws and regulations; uncertainties with respect to the development, deployment, and use of artificial intelligence; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow –

Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$14,464,000	$18,636,000
Accounts receivable, net	8,363,000	3,692,000
Accounts receivable, related party	1,417,000	1,202,000
Inventories, net	22,361,000	22,733,000
Prepaid expenses	3,938,000	4,376,000
Total current assets	50,543,000	50,639,000

Property and equipment, net	8,310,000	8,520,000
Goodwill	55,000	55,000
Right-of-use assets	8,252,000	8,714,000
Equity investment in unconsolidated affiliate	6,005,000	5,814,000
Total assets	$73,165,000	$73,742,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,380,000	$1,283,000
Accrued liabilities	694,000	947,000
Current portion of lease liabilities	941,000	893,000
Total current liabilities	3,015,000	3,123,000

Lease liabilities, net of current portion	7,399,000	7,882,000
Deferred income tax liabilities, net	503,000	503,000
Total liabilities	10,917,000	11,508,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 10,414,365 and 10,816,878 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	104,000	108,000
Additional paid-in capital	16,008,000	16,368,000
Retained earnings	47,722,000	47,257,000
Accumulated other comprehensive loss	(1,586,000)	(1,499,000)
Total shareholders' equity	62,248,000	62,234,000
Total liabilities and shareholders' equity	$73,165,000	$73,742,000

(1) The condensed consolidated balance sheet as of December 31, 2024, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Net sales	$16,672,000	$16,289,000	$30,494,000	$29,772,000

Cost of goods sold, excluding depreciation and amortization	10,541,000	9,448,000	18,971,000	17,513,000
Gross profit	6,131,000	6,841,000	11,523,000	12,259,000

Operating expenses:
Selling, general and administrative	4,556,000	4,884,000	9,250,000	9,732,000
Depreciation and amortization	240,000	245,000	483,000	489,000
Total operating expenses	4,796,000	5,129,000	9,733,000	10,221,000

Income from operations	1,335,000	1,712,000	1,790,000	2,038,000

Other income:
Equity in income of unconsolidated affiliate	137,000	200,000	278,000	338,000
Interest income, net	139,000	207,000	315,000	465,000
Total other income	276,000	407,000	593,000	803,000

Income before provision for income taxes	1,611,000	2,119,000	2,383,000	2,841,000

Provision for income taxes	367,000	475,000	526,000	621,000

Net income	$1,244,000	$1,644,000	$1,857,000	$2,220,000

Basic earnings per common share	$0.12	$0.15	$0.18	$0.20

Diluted earnings per common share	$0.12	$0.15	$0.18	$0.20

Basic weighted average common shares outstanding	10,501,865	11,137,066	10,407,287	11,281,739

Diluted weighted average common shares outstanding	10,611,052	11,226,341	10,517,652	11,375,701

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